Filed Pursuant to Rule 424(b)(3)
Registration No. 333-181777

KBS LEGACY PARTNERS APARTMENT REIT, INC.
SUPPLEMENT NO. 17 DATED FEBRUARY 19, 2014
TO THE PROSPECTUS DATED MARCH 8, 2013

This document supplements, and should be read in conjunction with, the prospectus of KBS Legacy Partners Apartment REIT, Inc. dated March 8, 2013, as supplemented by supplement no. 16 dated January 31, 2014. As used herein, the terms “we,” “our” and “us” refer to KBS Legacy Partners Apartment REIT, Inc. and, as required by context, KBS Legacy Partners Limited Partnership, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the acquisition and related financing of a 240-unit apartment complex located on approximately 18.4 acres of land in Concord, North Carolina.
Acquisition of Legacy Grand at Concord
On February 18, 2014, we, through an indirect wholly owned subsidiary, KBS Legacy Partners Grand LLC, purchased a 240-unit apartment complex (“Legacy Grand at Concord”) from The Grand in Kannapolis, LLC (the “Seller”). Legacy Grand at Concord is located in Concord, North Carolina on approximately 18.4 acres of land. The Seller is not affiliated with us or our advisors.
The purchase price of Legacy Grand at Concord was $28.0 million plus closing costs. We funded the acquisition of Legacy Grand at Concord with proceeds from the Legacy Grand at Concord Mortgage Loan (defined below) and proceeds from our public offerings.
Legacy Grand at Concord was constructed in 2010 and is currently 91% occupied. Legacy Grand at Concord is comprised of 240 apartment units, encompassing 283,783 rentable square feet.
Financing of Legacy Grand at Concord
On February 18, 2014, we funded the acquisition of Legacy Grand at Concord through the assumption of a U.S. Housing and Urban Development Section 221d(4) loan with a current balance of $23.2 million (the “Legacy Grand at Concord Mortgage Loan”) and proceeds from our public offerings. The Legacy Grand at Concord Mortgage Loan matures on December 1, 2050 and bears interest at a fixed rate of 4.05%. Monthly payments include principal and interest in the sum of $101,159.  We have the right to repay the loan in whole or in part subject to certain conditions and a fixed percentage prepayment premium which declines over time. The loan is fully assumable by a subsequent purchaser of Legacy Grand at Concord.

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